Exhibit 99.1

Boot Barn Holdings, Inc. Announces Third Quarter Fiscal Year 2020 Financial Results and Increased Annual Guidance

IRVINE, Calif.--(BUSINESS WIRE)--February 4, 2020--Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the third fiscal quarter ended December 28, 2019.

Highlights for the quarter ended December 28, 2019, were as follows:

  Net sales increased 11.8% to $284.0 million.
  Same store sales increased 6.7%, including an increase in retail store same store sales of 5.7% and an increase in e-commerce sales of 11.0%.
  Net income was $24.8 million, or $0.85 per diluted share, compared to $19.0 million, or $0.66 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes a $0.04 per share benefit due to income tax accounting for share-based compensation. Excluding the tax benefit in the current-year period, net income per diluted share was $0.81, compared to $0.66 in the prior-year period.

Jim Conroy, Chief Executive Officer, commented, “Our third quarter results reflect continued focus on our key strategic initiatives. Consolidated same store sales increased for the 11th consecutive quarter with healthy growth in both customer count and transaction size. We continue to experience nice gains in the business due to effective marketing, compelling merchandise assortments, and great selling and service in the stores. During the quarter, we expanded our physical footprint with the opening of three new stores and are on pace to meet our annual target of 10% unit growth this fiscal year. Importantly, we are converting our top-line success into significant bottom line improvement thanks to enhanced merchandise margin and operating expense leverage. The high level of execution across the organization has us well positioned to deliver a solid finish to fiscal 2020 and carry our momentum into next year.”

Operating Results for the Third Quarter Ended December 28, 2019

  Net sales increased 11.8% to $284.0 million from $254.0 million in the prior-year period. Consolidated same store sales increased 6.7% with retail store same store sales up 5.7% and e-commerce same store sales up 11.0%. The increase in net sales was driven by the increase in same store sales and sales from stores added over the past twelve months.
  Gross profit was $97.0 million, or 34.2% of net sales, compared to $85.7 million, or 33.7% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales and an increase in merchandise margin rate. The increase in gross profit rate was driven by a 50 basis point increase in merchandise margin rate primarily driven by growth in exclusive brand penetration.
  Selling, general and administrative expenses were $62.1 million, or 21.9% of net sales, compared to $56.4 million, or 22.2% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of additional costs to support higher sales and expenses for both new and acquired stores. Selling, general and administrative expenses as a percentage of sales decreased by 30 basis points as a result of expense leverage on higher sales.
  Income from operations grew 19.4% to $35.0 million, or 12.3% of net sales, compared to $29.3 million, or 11.5% of net sales, in the prior-year period. This increase represents approximately 80 basis points of improvement in operating profit margin.
  Net income was $24.8 million, or $0.85 per diluted share, compared to $19.0 million, or $0.66 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes a $0.04 per share benefit due to income tax accounting for share-based compensation. Excluding the tax benefit in the current-year period, net income per diluted share was $0.81, compared to $0.66 in the prior-year period.

Operating Results for the Nine Months Ended December 28, 2019

  Net sales increased 12.5% to $656.9 million from $584.1 million in the prior-year period. Consolidated same store sales increased 7.8% with retail store same store sales up 7.9% and e-commerce same store sales up 7.4%. The increase in net sales was driven by the increase in same store sales and sales from stores added over the past twelve months.
  Gross profit was $218.5 million, or 33.3% of net sales, compared to $188.0 million, or 32.2% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales and an increase in merchandise margin rate. The 110 basis point increase in gross profit rate was driven by a 120 basis point increase in merchandise margin rate, partially offset by 10 basis points of deleverage in buying and occupancy costs. Better full-price selling and growth in exclusive brand penetration fueled the improvement in merchandise margin.
  Selling, general and administrative expenses were $154.6 million, or 23.5% of net sales, compared to $140.2 million, or 24.0% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of additional costs to support higher sales and expenses for both new and acquired stores. Selling, general and administrative expenses as a percentage of sales decreased by 50 basis points as a result of expense leverage on higher sales.
  Income from operations grew 33.8% to $64.0 million, or 9.7% of net sales, compared to $47.8 million, or 8.2% of net sales, in the prior-year period. This increase represents approximately 150 basis points of improvement in operating profit margin.
  Net income was $42.2 million, or $1.45 per diluted share, compared to $30.3 million, or $1.05 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes a $0.07 per share benefit due to income tax accounting for share-based compensation compared to an approximately $0.12 per share benefit in the prior-year period. Excluding the tax benefit in both periods, net income per diluted share in the current-year period was $1.38, compared to $0.93 in the prior-year period.

Fiscal Year 2020 Outlook

For the fiscal year ending March 28, 2020 the Company now expects:

  To open or acquire 25 stores, including stores opened fiscal year-to-date.
  Same store sales growth of approximately 7.0%, compared to the Company’s prior outlook of approximately 6.5%.
  Income from operations of $81.7 million to $82.3 million, compared to the Company’s prior outlook of $78.0 million to $81.0 million.
  Interest expense of approximately $13.3 million, compared to the Company’s prior outlook of approximately $13.6 million.
  Net income of $53.1 million to $53.5 million, compared to the Company’s prior outlook of $49.0 million to $51.3 million.
  Net income per diluted share of $1.81 to $1.83 based on 29.3 million weighted average diluted shares outstanding, compared to the Company’s prior outlook of $1.67 to $1.75.

For the fiscal fourth quarter ending March 28, 2020, the Company expects:

  Same store sales growth of approximately 5.0%.
  Total sales of $212.0 million to $214.0 million.
  Net income per diluted share of $0.36 to $0.38 based on 29.5 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the third quarter of fiscal year 2020 is scheduled for today, February 4, 2020, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 451-6152. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until March 4, 2020, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13698394. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 252 stores in 33 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

	December 28,	March 30,
	2019	2019
Assets
Current assets:
Cash and cash equivalents	$45,446	$16,614
Accounts receivable, net	11,239	8,095
Inventories	275,352	240,734
Prepaid expenses and other current assets	13,849	11,900
Total current assets	345,886	277,343
Property and equipment, net	102,597	98,663
Right-of-use assets, net	168,082	—
Goodwill	197,502	195,858
Intangible assets, net	61,019	62,845
Other assets	1,749	1,366
Total assets	$876,835	$636,075
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$45,000	$—
Accounts payable	122,800	104,955
Accrued expenses and other current liabilities	78,231	46,988
Short-term lease liabilities	34,135	—
Total current liabilities	280,166	151,943
Deferred taxes	16,466	17,202
Long-term portion of notes payable, net	108,832	174,264
Capital lease obligation	—	6,746
Long-term lease liabilities	152,790	—
Other liabilities	4,642	21,756
Total liabilities	562,896	371,911

Stockholders’ equity:
Common stock, $0.0001 par value; December 28, 2019 - 100,000 shares authorized, 28,832 shares issued; March 30, 2019 - 100,000 shares authorized, 28,399 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	167,175	159,137
Retained earnings	147,912	105,692
Less: Common stock held in treasury, at cost, 67 and 51 shares at December 28, 2019 and March 30, 2019, respectively	(1,151)	(668)
Total stockholders’ equity	313,939	264,164
Total liabilities and stockholders’ equity	$876,835	$636,075

Boot Barn Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
Net sales	$283,997	$254,006	$656,947	$584,099
Cost of goods sold	186,961	168,343	438,417	396,071
Gross profit	97,036	85,663	218,530	188,028
Selling, general and administrative expenses	62,059	56,366	154,558	140,205
Income from operations	34,977	29,297	63,972	47,823
Interest expense, net	3,155	4,011	10,369	12,264
Other income, net	37	4	51	4
Income before income taxes	31,859	25,290	53,654	35,563
Income tax expense	7,040	6,260	11,434	5,238
Net income	$24,819	$19,030	$42,220	$30,325

Earnings per share:
Basic shares	$0.87	$0.67	$1.48	$1.08
Diluted shares	$0.85	$0.66	$1.45	$1.05
Weighted average shares outstanding:
Basic shares	28,665	28,320	28,516	28,014
Diluted shares	29,367	28,886	29,188	28,775

Boot Barn Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	December 28,	December 29,
	2019	2018
Cash flows from operating activities
Net income	$42,220	$30,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,384	13,225
Stock-based compensation	3,326	2,207
Amortization of intangible assets	127	499
Amortization of right-of-use assets	22,899	—
Amortization of debt issuance fees and debt discount	725	933
Loss on disposal of property and equipment	389	23
Gain on adjustment of right-of-use assets and lease liabilities	(186)	—
Damaged asset write-off	—	103
Insurance recovery receivable	—	(99)
Accretion of above market leases	—	(20)
Store impairment charge	—	455
Deferred taxes	(736)	2,113
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	290	(3,522)
Inventories	(32,257)	(11,897)
Prepaid expenses and other current assets	(1,885)	1,774
Other assets	(559)	(269)
Accounts payable	17,063	32,761
Accrued expenses and other current liabilities	31,929	21,410
Other liabilities	396	1,588
Operating leases	(22,324)	—
Net cash provided by operating activities	$76,801	$91,609
Cash flows from investing activities
Purchases of property and equipment	$(27,550)	$(21,826)
Acquisition of business, net of cash acquired	(3,688)	(4,424)
Insurance recoveries for property and equipment	717	4
Net cash used in investing activities	$(30,521)	$(26,246)
Cash flows from financing activities
Borrowings/(payments) on line of credit - net	$45,000	$(21,006)
Repayments on debt and finance lease obligations	(65,456)	(10,382)
Debt issuance fees paid	(1,221)	—
Tax withholding payments for net share settlement	(483)	(403)
Proceeds from the exercise of stock options	4,712	8,026
Net cash used in financing activities	$(17,448)	$(23,765)

Net increase in cash and cash equivalents	28,832	41,598
Cash and cash equivalents, beginning of period	16,614	9,016
Cash and cash equivalents, end of period	$45,446	$50,614

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$8,139	$397
Cash paid for interest	$9,472	$11,290
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$2,659	$1,178

Boot Barn Holdings, Inc.
Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	December 28,	September 28,	June 29,	March 30,	December 29,	September 29,	June 30,	March 31,
	2019	2019	2019	2019	2018	2018	2018	2018
Store Count (BOP)	248	240	240	234	232	230	226	226
Opened/Acquired	3	8	1	6	2	3	6	—
Closed Boot Barn Stores	—	—	(1)	—	—	(1)	(2)	—
Store Count (EOP)	251	248	240	240	234	232	230	226
Boot Barn Holdings, Inc.
Selected Store Data

	Thirteen Weeks Ended
	December 28,	September 28,	June 29,	March 30,	December 29,	September 29,	June 30,	March 31,
	2019	2019	2019	2019	2018	2018	2018	2018
Selected Store Data:
Same Store Sales growth	6.7%	7.8%	9.4%	8.7%	9.2%	11.3%	11.6%	12.1%
Stores operating at end of period	251	248	240	240	234	232	230	226
Total retail store square footage, end of period (in thousands)	2,639	2,616	2,537	2,539	2,486	2,472	2,416	2,377
Average store square footage, end of period	10,514	10,549	10,570	10,580	10,624	10,654	10,505	10,517
Average net sales per store (in thousands)	$903	$635	$660	$666	$862	$602	$582	$610

Debt Covenant EBITDA Reconciliation
(Unaudited)

	Thirteen Weeks Ended
	December 28, 2019	September 28, 2019	June 29, 2019	March 30, 2019	December 29, 2018
Boot Barn's Net Income	$24,819	$7,680	$9,721	$8,697	$19,030
Income tax expense	7,040	1,947	2,447	3,736	6,260
Interest expense, net	3,155	3,310	3,904	4,067	4,011
Depreciation and intangible asset amortization (a)	5,682	5,027	4,802	5,178	4,720
Boot Barn's EBITDA	$40,696	$17,964	$20,874	$21,678	$34,021

Non-cash stock-based compensation (b)	$1,181	$1,180	$965	$666	$791
Non-cash accrual for future award redemptions (c)	575	(11)	97	(73)	526
Loss/(gain) on disposal of assets (d)	377	-	12	-	(4)
Loss/(gain) on adjustment of right-of-use assets and lease liabilities (e)	7	-	(193)	-	-
Store impairment charge (f)	-	-	-	-	150
Boot Barn's Adjusted EBITDA	$42,836	$19,133	$21,755	$22,271	$35,484

Additional adjustments (g)	1,404	1,442	847	1,059	455
Consolidated EBITDA per Loan Agreements	$44,240	$20,575	$22,602	$23,330	$35,939

(a) Excludes below-market lease amortization and certain asset depreciation expenses no longer recorded as amortization expense, but as rent expense under ASC 842, beginning in the thirteen weeks ended June 29, 2019.
(b) Represents non-cash compensation expenses related to stock options, restricted stock awards, restricted stock units and performance share units granted to certain of our employees and directors.
(c) Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(d) Represents loss/(gain) on disposal of assets.
(e) Represents loss/(gain) on adjustment of right-of-use assets and lease liabilities.
(f) Represents store impairment charges recorded in order to reduce the carrying amount of the assets to their estimated fair values.
(g) Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments. Beginning in the thirteen weeks ended June 29, 2019, adjustments also include below-market lease amortization and certain asset depreciation expenses no longer recorded as amortization expense, but as rent expense under ASC 842.

Contacts

Investor:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com

or

Media:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Vice President, Investor Relations
BootBarnIRMedia@bootbarn.com